Exhibit 99.1

                  Pacific Capital Bancorp Announces
           Preliminary First Quarter 2007 Financial Results


    SANTA BARBARA, Calif.--(BUSINESS WIRE)--April 13, 2007--Pacific Capital Bancorp (Nasdaq:PCBC), a community bank holding company with $7.5 billion in assets, today announced preliminary financial results for the first quarter of 2007. The Company expects fully diluted earnings per share for the first quarter of 2007 to range between $1.21 and $1.23. The Company also expects full year 2007 fully diluted earnings per share to range between $2.05 and $2.11.

    The reduced forecast is attributable to lower than expected income from the Refund Anticipation Loan (RAL) and Refund Transfer (RT) programs. Pacific Capital provided the following details regarding the 2007 RAL/RT programs:

    -- Overall transaction volume is expected to be roughly flat with the 2006 season

    -- Loss rates on RALs are expected to be higher this season due to increased occurrences of fraud and higher losses in the pre-file product

    --  Continued growth in transactions sourced through Pacific
        Capital's network of independent tax preparation firms has been offset by a decline in transactions sourced through the Jackson Hewitt channel

    -- Overall RT volume has been negatively impacted by lower than expected requests for RTs from users of tax preparation software

    -- The average RAL size has increased over the 2006 season, which results in a slightly larger average RAL fee

    -- Through March 31, 2007, RALs comprised 30% of the total transactions in the 2007 programs and RTs comprised 70%

    Commenting on the 2007 RAL/RT programs, George Leis, President and CEO of Pacific Capital Bancorp, said, "We now expect the RAL/RT programs to contribute $0.71 to $0.74 in earnings per share in 2007, compared to our initial expectation of $1.10 to $1.14. The primary drivers of the reduction in earnings from the RAL/RT programs are lower than expected overall transaction volume, and a higher than expected loss rate due to increased fraud and higher losses in the pre-file product. We have already made some changes to the programs, including exiting the pre-file loan and holiday loan products. We believe these actions will help reduce loss rates in future years, and we will continue to evaluate opportunities for improving our risk management procedures prior to next tax season.

    "Aside from the RAL/RT programs, the core bank performed above our expectations during the first quarter and we continue to believe that we will demonstrate significant improvement in our core operations during 2007," said Leis.

    Conference Call and Webcast

    Pacific Capital Bancorp will host a conference call to discuss preliminary first quarter 2007 financial results and operational highlights at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time today, April 13, 2007. The dial-in number for the call is 800-366-7449. A replay of the call will be available shortly after the conclusion of the call and can be accessed by dialing 800-405-2236, passcode 11088354.

    Members of the public are invited to listen to the Company's live quarterly conference call via the Internet. To hear the call, log on at the Investor Relations page of the Company's web site at www.pcbancorp.com. For those who cannot listen to the live broadcast, a replay of the conference call will be available shortly after the call at the same location.

    Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates 49 branches under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank, First Bank of San Luis Obispo, and Pacific Capital Bank.

    Forward Looking Statements

    This press release contains forward-looking statements with respect to the financial condition, results of operation and businesses of Pacific Capital Bancorp. These include statements that relate to or are dependent on estimates or assumptions relating to the prospects of continued loan and deposit growth, improved credit quality, the health of the capital markets, the Company's de novo branching and acquisition efforts, the operating characteristics of the Company's income tax refund loan and transfer programs and the economic conditions within its markets. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company's control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) increased competitive pressure among financial services companies; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) deterioration in general economic conditions, internationally, nationally or in California; (4) the occurrence of terrorist acts; (5) reduced demand for or earnings derived from the Company's income tax refund loan and refund transfer programs; (6) legislative or regulatory changes or litigation adversely affecting the businesses in which Pacific Capital Bancorp engages; (7) unfavorable conditions in the capital markets; (8) difficulties in opening additional branches or integrating acquisitions; and (9) other risks detailed in reports filed by Pacific Capital Bancorp with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and Pacific Capital Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. For a more detailed description of the risk factors associated with the Company's businesses, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006.


    CONTACT: Pacific Capital Bancorp
             Debbie Whiteley, Senior Vice President
             Director, Investor Relations
             805-884-6680
             Debbie.Whiteley@pcbancorp.com